EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated July 23, 2008 with respect to the statement of condition including the related securities portfolio of Closed-End Strategy:
Cohen & Steers Municipal Closed-End Portfolio, Series 1 (included in Van Kampen Unit Trusts, Series 798) as of July 23, 2008 contained in the Registration Statement on Form S-6 and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm."

                                                              Grant Thornton LLP

New York, New York
July 23, 2008